Exhibit 107
CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)
1.	Name and address of issuer:	Invesco Galaxy Bitcoin ETF c/o Invesco Capital Management 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515
2.	The name of securities:	Common Shares
3.	Securities Act File Number:	333-255175
4.	Last day of fiscal year for which this prospectus is filed: December 31, 2024
5.	Calculation or registration fee:
	(i)	Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):		$724,834,191.00
	(ii)	Aggregate price of securities redeemed or repurchased during the fiscal year:	$(403,466,502.00)
	(iii)	Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission:	$0
	(iv)	Total available redemption credits [add Items 5(ii) and 5(iii)]:		$(403,466,502.00)
	(v)	Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:		$321,367,689.00
	(vi)	Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$0
	(vii)	Multiplier for determining registration fee:		x 0.00015310
	(viii)	Registration fee due [multiply Item 5(v) by Item 5(vii)]:		$49,201.39
6.	Credit for Previously Paid Registration Fees:
	(i)	Filing fee previously paid in connection with unsold securities to be carried forward:	$0
	(ii)	Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$0
7.	Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:			+$0
8.	Total of the amount of the registration fee due plus any interest due:			=$49,201.39